Exhibit 2.4

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, ASLAN Pharmaceuticals Limited. (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act, as amended (“Exchange Act”):

Title of each class	Trading symbol	Name of each exchange on which registered
American Depositary Shares (ADSs), each representing two ordinary shares, par value NT$10 per ordinary share	ASLN	The Nasdaq Global Market
Ordinary shares, par value NT$10 per share *	6497	The Nasdaq Global Market *
* Not for trading, but only in connection with the registration of the American Depositary Shares.

Our ordinary shares have been listed in Taiwan on the Taipei Exchange (“TPEx”) since June 1, 2017. Our American Depositary Shares (“ADSs”), each representing two ordinary shares, par value NT$10 per ordinary share (the “shares” or “ordinary shares”), have been available in the U.S. through an American Depositary Receipt (“ADR”) program since May 4, 2018. This program was established pursuant to the deposit agreement that we entered into with JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary (“Deposit Agreement”). Our ADRs have been listed on the Nasdaq Global Market (“Nasdaq”) since May 2018 and are traded under the symbol “ASLN”. In connection with this listing (but not for trading), the shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of ordinary shares and (ii) ADR holders. Shares underlying the ADSs are held by JPMorgan, the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summary is subject to and qualified in its entirety by our Memorandum and Articles of Association (“Articles”), by the law of the Republic of China, Taiwan (“ROC”), by the Companies Law of the Cayman Islands (“Companies Law”), and by the common law of the Cayman Islands. This is not a summary of all the significant provisions of the Articles, ROC law, Companies Law or the common law of the Cayman Islands and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019 and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the Securities and Exchange Commission (the “SEC”) on April 13, 2018.

DESCRIPTION OF ORDINARY SHARES

General

Our authorized capital set forth in our Articles is NT$5,000,000,000 divided into 500,000,000 ordinary shares, with a par value of NT$10.00 per ordinary share. We currently do not have preferred shares or other classes of shares.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. No certificates representing the ordinary shares have been issued. The ordinary shares are not entitled to any preemptive conversion or redemption rights at the sole option of the holder of ordinary shares. Our shareholders may freely hold and vote their shares (subject to certain restrictions such as the number of proxies that may be held by a shareholder at a general meeting).

Pre-emptive Rights

When we issue new shares for cash consideration, our board of directors may reserve 10% to 15% of the new shares for subscription by our employees or of any of our subordinate companies, as determined by our board of directors in its reasonable discretion. Subject to several statutory exceptions, our shareholders are entitled to subscribe for the remainder of the new shares in proportion to their existing shareholdings. New shares not so subscribed by our employees and shareholders may be offered by us to the public or to specific persons designated by the board.

Since our shares are publicly traded on the TPEx, in the event of offering new shares for cash, we are also mandatorily required to offer 10% of the shares to the public at the market price, subject to a higher public offering percentage adopted by our shareholders at a shareholders’ meeting.

Repurchase Rights

For so long as the shares are registered in Taiwan, the repurchase of our own shares by us shall be approved by our board of directors in compliance with Regulations Governing Share Repurchase by Exchange-Listed and OTC-Listed Companies and relevant laws of the Cayman Islands. We may with the sanction of an ordinary resolution of the shareholders’ meeting purchase and cancel our own shares out of our share capital. The number of shares to be repurchased and cancelled pursuant to our Articles shall be pro rata among our shareholders in proportion to the number of shares held by each such shareholder. The number of shares purchased by us pursuant to our Articles shall not exceed 10% of the total number of our issued shares. The total price of the shares so purchased shall not exceed the sum of retained earnings plus the premium paid on the issuance of any share and income from endowments received by us.

The amount payable to the shareholders in connection with a repurchase of shares out of our share capital may be paid in cash or by way of delivery of assets in specie. The assets to be delivered and the amount of such substitutive share capital in connection with a repurchase of shares out of our share capital shall be approved by the shareholders at the general meeting and shall be subject to consent by the shareholder receiving such assets. Prior to the aforementioned general meeting considering such repurchase, our board of directors shall have the value of assets to be delivered and the amount of such substitutive share capital in respect of repurchase of the shares audited and certified by a Taiwan certified public accountant.

Voting Rights

Each ordinary share is entitled to one vote. Voting at any meeting of shareholders is by a poll. Our Articles list a number of matters that must be approved by the shareholders by Supermajority Resolution (as defined below). Other matters to be approved by shareholders will be decided either by special resolution (where required by law) or by ordinary resolution. Written resolutions of shareholders in lieu of a meeting are not permitted by our Articles.

A quorum required for a meeting of shareholders consists of at least a number of shareholders present in person or by proxy and entitled to vote representing the holders of more than one-half of all of our issued voting share capital. Shareholders’ meetings are held annually and may otherwise be convened by our board of directors on its own initiative. Shareholders’ meetings shall also be convened on the requisition: (i) in writing of any shareholder or shareholders holding at least three percent of the issued voting share capital for one year or longer; or (ii) of one or more shareholders holding more than half of the paid up capital of the Company having the right of voting at general meetings for a period of at least three consecutive months at the date of the book closure period commences, subject to certain procedural requirements. Advance notice of at least 30 calendar days is required for convening the annual general meeting and at least 15 calendar days’ notice is required for convening extraordinary general meetings.

Any ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in person or by proxy at a meeting of our shareholders. A special resolution requires the affirmative vote of not less than two-thirds of the votes cast in person or by proxy at a meeting of our shareholders. A special resolution is required for certain matters specified in the Companies Law as requiring approval by special resolution, including appointing a voluntary liquidator, changing our name, reducing our authorized share capital and amending our Articles and for other matters such as issuing preferred shares, transferring treasury shares at a discount to employees or subordinate companies and approving the redemption terms of any preferred shares.

A “Supermajority Resolution” is defined in our Articles as a resolution adopted by a majority vote of the shareholders at a general meeting attended by shareholders who represent two-thirds or more of our total outstanding shares or, if the total number of shares represented by the shareholders present at the general meeting is less than two-thirds of our total outstanding shares, but more than one-half of our total outstanding shares, means instead, a resolution adopted at such general meeting by the shareholders who represent two-thirds or more of the total number of shares entitled to vote on such resolution at such general meeting. Among other things, approval by Supermajority Resolution is required for us to: (i) enter into, amend, or terminate any contract for lease of its business in whole, or for entrusting business, or for regular joint operation with others, (ii) transfer the whole or any material part of its business or assets (iii) take over the transfer of another’s whole business or assets, which will have a material effect on our business operation, (iv) effect any merger (subject to certain structural exceptions) or spin-off of the company in accordance with applicable listing rules, (v) grant waiver to a director engaging in any business within the scope of our business, (vi) discharge or remove a director, (vii) capitalize an amount standing to the credit of reserves or authorize the payment of dividends out of a reserve fund and (viii) issue any employee share options at a discount. In addition, any merger, transfer of business and assets, share swap or other transaction that results in our shares ceasing to be listed on the Taiwan Stock Exchange (TWSE) or TPEx must be approved by the shareholders representing at least two-thirds of our issued shares.

Subject to certain exceptions specified in our Articles, when a person who acts as the proxy for two or more shareholders at a general meeting, the number of votes represented by him shall not exceed three percent of the total number of votes of the company and the portion of excessive votes represented by such proxy will not be counted.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by an ordinary resolution and subject to our Articles and the Companies Law. Under Cayman Islands law, dividends may be paid only out of profits, which include net earnings and retained earnings undistributed in prior years, and out of share premium, a concept analogous to paid-in surplus in the United States. No dividend may be declared and paid unless our directors determine that immediately after the payment, we will be able to satisfy our liabilities as they become due in the ordinary course of business and we have funds lawfully available for such purpose. We are not permitted to pay any dividends or bonuses if (i) we do not have earnings or (ii) we have not yet covered our losses. Our Articles set out further detailed provisions dealing with how we may fund, create reserves for and pay dividends.

Any dividends will be paid to the custodian of the ADSs being issued in an offering and shall be subject to further distribution to you as a beneficial owner of the underlying ordinary shares by the custodian. See “Description of American Depositary Shares—Dividends and Other Distributions.”

Liquidation

If we were to be liquidated and the assets available for distribution among our shareholders are insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by our shareholders in proportion to the number of the ordinary shares held by them. If in a winding up the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the liquidation, the surplus shall be distributed among our shareholders in proportion to the number of the ordinary shares held by them at the commencement of the liquidation, subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to us, without prejudice to the rights of the holders of ordinary shares issued upon special terms and conditions.

If we were to be liquidated, the liquidator may, with the approval by a special resolution of our shareholders (and any other approvals as may be required by applicable listing rules), divide among our shareholders in specie or in kind the whole or any part of our assets (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he/she deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders. The liquidator may, with the approval by an ordinary resolution of our shareholders, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the approval by an ordinary resolution of our shareholders shall think fit, but so that no shareholder shall be compelled to accept any shares or other securities whereon there is any liability.

Transfer of Shares

Subject to the restrictions of our Articles and applicable ROC laws, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board, provided that certain transfer restrictions apply to shares issued to our employees and subordinate companies. Subject to the requirements of applicable laws of the Cayman Islands, transfers of uncertificated shares which are registered on the TPEx may be effected by any method of transferring or dealing in securities introduced by the TPEx or operated in accordance with the applicable listing rules, as defined in our Articles, as appropriate.

Our board of directors may decline to register any transfer of shares unless (i) the instrument of transfer is lodged with us, accompanied by the certificate (if any) for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is duly and properly stamped (if required); or (iv) in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four.

The registration of transfers of shares may be suspended when our register of members is closed in accordance with our Articles for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at any meeting of shareholders or any adjournment thereof, or those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose.

Variation of Rights of Shares

Whenever our share capital is divided into different classes the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) only be materially adversely varied or abrogated with the approval by special resolution passed at a separate meeting of the holders of the shares of that class, but not otherwise. The necessary quorum shall be one or more persons at least holding or representing by proxy one-half in nominal or par value amount of the issued shares of the relevant class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. Our board of directors is required to keep at the office of our service agent in Taiwan copies of our Articles, the minutes of every meeting of the shareholders and the financial statements, the register of members and the counterfoil of corporate bonds issued by us. Any shareholder may at any time request, by submitting evidentiary documents to show his or her interest, indicating the scope of such interest and specifying the document(s) he/she/it wishes to inspect or make copies of, access to inspect and to make copies of such documents, and the Company shall procure its service agent in Taiwan to arrange accordingly. In the event that a general meeting is convened by the board of directors or any other person having a right to convene the general meeting in accordance with our Articles, such convener(s) may request that the Company or its service agent in Taiwan provide them with a copy of the register of members.

Without prejudice to the rights of shareholders set out in our Articles, no shareholder is entitled to require discovery of any information in respect of any detail of our trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of our business and which in the opinion of our board of directors would not be in the interests of the shareholders to communicate to the public.

Borrowing Power

Subject to our Articles and the ROC Regulations Governing Loaning of Funds and Making Endorsement/Guarantee by Public Companies, our board of directors may exercise its power to borrow money and to mortgage or charge our undertaking and property, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of us or of any third party.

We, however, cannot borrow money or loan funds to any person except in accordance with the requirements stipulated in our internal policies and the ROC Regulations Governing Loaning of Funds and Making Endorsement/Guarantee by Public Companies.

Listing Rules

As a listed company on the TPEx, we are required to comply with the relevant ROC laws, regulations, rules and code as amended, from time to time, applicable as a result of the original and continued trading or listing of any shares on any Taiwan stock exchange or securities market, including, without limitation the relevant provisions of the Taiwan Securities and Exchange Act, the Acts Governing Relations Between Peoples of the Taiwan Area and the Mainland Area, or any similar statute and the rules and regulations of the Taiwan authorities thereunder, and the rules and regulations promulgated by the ROC FSC, the TPEx or the TWSE. This body of rules is referred to in our Articles as “Applicable Listing Rules” and a number of the provisions of our Articles are subject to the Applicable Listing Rules. In particular, provisions relating to the issue of shares generally by us, the issue of shares to employees, the recording of shareholdings and the issue of share certificates, the issue of fractional shares, the transfer of shares, carrying out mergers and spin-offs, independent directors, board powers and procedure, quorum requirements for shareholder meetings and general meeting procedure, the redemption and purchase of our shares, dealing with treasury shares, borrowing powers, the payment of dividends and other distributions, the preparation of reports and financial statements and the winding up of the company are all matters expressed to be subject to, and should be read in conjunction with, the Applicable Listing Rules. In addition to the Applicable Listing Rules, our Articles are required to be in compliance with the Shareholders’ Rights Protection Checklist, or the Checklist promulgated by the TPEx or TWSE from time to time. On March 22, 2019, our board of directors approved the Seventh Amended and Restated Memorandum and Articles of Association, which incorporated the requirements provided in the checklist promulgated by TPEx in December 2018, or the Checklist. The Seventh Amended and Restated Memorandum and Articles of Association were approved and adopted by special resolution at our annual general meeting held on June 21, 2019. On March 18, 2020, our board of directors approved the Eighth Amended and Restated Memorandum and Articles of Association (8th AR M&A), which incorporated the requirements provided in the checklist promulgated by TPEx on January 8, 2020 and is expected to be approved and adopted by special resolution at our annual general meeting to be held on June 29, 2020. Except for the requirement that non-resident or foreign investors are obligated to open certain accounts and appoint a tax guarantor in Taiwan and the restrictions described herein, there are no other restrictions on holding or exercising voting rights on our ordinary shares.

Currently, a party who is a PRC person may not hold our ordinary shares unless it is a qualified domestic institutional investor (QDII) in PRC. In addition, we have committed to the TPEx that at no time will 30% or more of our shares be held by PRC persons. Therefore, at any time when 30% of our shares are held by PRC persons, you will not be entitled to withdraw and hold the underlying ordinary shares, even if you are a QDII in PRC. Under current ROC law, a PRC person means an individual having residence in PRC (but not including a special administrative region of China such as Hong Kong or Macau, if so excluded by applicable laws of the ROC), any legal person, group, or other institutions of China and any corporation and other entity organized in countries outside of the ROC or PRC, but is directly or indirectly controlled by or directly or indirectly has more than 30% of its capital beneficially owned by any PRC person described above.

We cannot exercise any voting rights attached to the treasury shares held by us.

No vote may be exercised with respect to any of the following shares and such shares shall not be counted in determining the number of issued shares: (i) the shares held by any of our subsidiaries, where the total voting shares held by us in such a subsidiary represents more than one half of the total number of voting shares of the total share equity of such a subsidiary; or (ii) the shares held by another company, where the total number of the shares or total shares equity of that company held by us and our subsidiaries directly or indirectly represents more than one half of the total number of voting shares or the total share equity of such a company. If a director gives security over more than 50% of the number of shares the director held at the time such director was elected as a director of us, no vote may be exercised with respect to the shares representing the difference between the pledged shares and 50% of the initial shares, and such shares representing the difference between the pledged shares and 50% of the initial shares shall not be counted in the number of the votes cast by the shareholders present at the general meeting.

In the case of joint holders, the joint holders shall select among them a representative for the exercise of their shareholder’s rights and the vote of their representative who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in mental illness, may vote by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may vote by proxy.

A shareholder cannot exercise his or her own vote or by vote by proxy on behalf of another shareholder in respect of any contract or proposed contract or arrangement if he may be interested therein. Such shares shall not be counted in determining the number of votes of the shareholders present at the meeting with regard to such resolution, but such shares may be counted in determining the number of shares represented at the meeting for the purposes of determining the quorum.

If an ADS holder will receive more than 10% of the issued shares of the company after withdrawal of their deposited securities, then such holder will be required to (i) make a filing with the ROC FSC of the required reporting in accordance with Article

43-1 of the Taiwan Act upon the acquisition of more than 10% of shares of the company, (ii) make a filing with the ROC FSC in accordance with Article 25 of the Taiwan Act of notification of any changes of the shareholding of a director, supervisor, manager or shareholder (together with his or her spouse, minor children and nominee) holding more than 10% of the shares of the company, and (iii) apply for the prior approval of the Investment Commission, Ministry of Economic Affairs, Executive Yuan of the ROC for acquiring 10% or more of shares of the company.

Convertible Loan and Warrants

In September, October and November 2019, we entered into a series of loan facilities with certain of our directors, existing stockholders or affiliates thereof, and others, for an aggregate loan amount of $3.25 million. The two types of loan facility are described below:

Convertible Loan Facility

On September 30, 2019, we entered into a loan facility with Bukwang Pharmaceutical Co., Ltd., for an amount of $1.0 million. The Convertible Loan Facility has a two-year term with a 10% interest rate per annum, commencing upon the date we draw down on such facility. We have the option to repay the amounts owed under the Convertible Loan Facility at any time, subject to certain conditions.

The lender will have the right to convert, at its option, any outstanding principal amount plus accrued and unpaid interest under the loan into that number of our newly issued ADSs which is calculated by dividing (a) such outstanding principal amount and accrued and unpaid interest by (b) 90% of the volume-weighted average price of our ADSs on the date of the conversion notice. Each ADS represents five of our ordinary shares. The ability to convert is subject to certain conditions, including that our ordinary shares will have been delisted from the TPEx, and expires at the expiry of the term of the loan.

October/November 2019 Loan Facility

On October 25 2019, we entered into a loan facility with certain existing stockholders/directors, or affiliates thereof, and on November 11 2019, we entered into a related loan facility with the affiliate of another existing stockholder, for an aggregate amount of $2.25 million. The October/November 2019 Loan Facility has a two-year term with a 10% interest rate per annum, commencing upon the date we draw down the facility, which must be drawn down in full. We have the option to repay not less than $1.0 million of the amounts owed under the October/November 2019 Loan Facility at any time, subject to certain conditions. In the event that we raise net proceeds of more than ten times the aggregate loan amount in a single financing transaction during the loan term, we will be obligated to repay any unpaid portion of the principal amount and accrued interest thereunder within 30 days of the receipt of the proceeds from such re-financing transaction.

The October/November 2019 Loan Facility provides that, during the time that any amount is outstanding thereunder, we will not (i) incur any finance debt which is secured by a security interest or conferring repayment rights which rank in priority over those of the lenders, or (ii) carry out or implement any merger, consolidation, reorganization (other than our solvent reorganization), recapitalization, reincorporation, share dividend or other changes in our capital structure which may have a material adverse effect on the rights of the lenders, in each case except with the prior written consent of the lenders. In addition, upon an event of default (as defined in the October/November 2019 Loan Facility), the lenders may declare the principal amounts then outstanding and all interest thereon accrued and unpaid to be immediately due and payable to the lenders.

In October 2019, we drew down on an initial $1.95 million under the October/November 2019 Loan Facility. In connection with this initial draw down, we issued warrants to purchase 483,448 ADSs (representing 2,417,240 ordinary shares) to certain of the lenders, at an exercise price of $2.02 per ADS. In November 2019, we drew down on the remaining $0.3 million under the October/November 2019 Loan Facility. In connection with the second draw down, we issued warrants to purchase 74,377 ADSs (representing 371,885 ordinary shares) to the lenders at an exercise price of $2.02 per ADS.

The warrants are exercisable only after our ordinary shares have been delisted from TPEx, and will expire on the earlier of (i) the first anniversary of such TPEx delisting or (ii) expiry of the term of the October/November 2019 Loan Facility. If, by expiry of the term of the October/November 2019 Loan Facility, (i) our shares have not been delisted from TPEx and (ii) the warrants have not been exercised, the lenders shall be entitled to receive a further sum equal to 5% of the principal amount per annum, by way of additional interest, payable by us upon expiry of the loan term.

Preference Shares

Pursuant to our Articles, we may issue shares with rights which are preferential to those of ordinary shares issued by us with the approval of a majority of our board of directors present at a meeting attended by two-thirds or more of the total number of directors and with the approval of a special resolution. Our Articles must be amended by special resolution to provide for such preference shares.

Material Differences in Corporate Law

The Companies Law is modeled after the corporate legislation of the United Kingdom but does not follow recent United Kingdom statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in Delaware and their shareholders. In addition, because our Articles require us to comply with the Checklist, the below comparison also includes a brief summary of the requirements we must follow to maintain such compliance with the TPEx or the TWSE.

	Delaware	Cayman Islands
Title of Organizational Documents	Certificate of Incorporation Bylaws	Memorandum of Association Articles of Association
Duties of Directors

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of the corporation’s employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

As a matter of Cayman Islands law, directors of Cayman Islands companies owe fiduciary duties to their respective companies to, amongst other things, act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. Five core duties are:

•  a duty to act in good faith in what the directors bona fide consider to be the best interests of the company (and in this regard, it should be noted that the duty is owed to the company and not to associate companies, subsidiaries or holding companies);

•  a duty not to personally profit from opportunities that arise from the office of director;

•  a duty of trusteeship of the company’s assets;

•  a duty to avoid conflicts of interest; and

•  a duty to exercise powers for the purpose for which such powers were conferred.

A director of a Cayman Islands company also owes the company a duty to act with skill, care and diligence. A director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience.

Limitations on Personal Liability of Directors

Subject to the limitations described below, a certificate of incorporation may provide for the elimination or limitation of the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Such provision cannot limit liability for breach of loyalty, bad faith, intentional misconduct, unlawful payment of dividends or unlawful share purchase or redemption. In addition, the certificate of incorporation cannot limit liability for any act or omission occurring prior to the date when such provision becomes effective.

The Companies Law has no equivalent provision to Delaware law regarding the limitation of director’s liability. However, as a matter of public policy, Cayman Islands law will not allow the limitation of a director’s liability to the extent that the liability is a consequence of the director committing a crime or of the director’s own fraud, dishonesty or willful default.

Indemnification of Directors, Officers, Agents, and Others

A corporation has the power to indemnify any director, officer, employee, or agent of the corporation who was, is, or is threatened to be made a party who acted in good faith and in a manner he believed to be in the best interests of the corporation, and if with respect to a criminal proceeding, had no reasonable cause to believe his conduct would be unlawful, against amounts actually and reasonably incurred.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Interested Directors

Under Delaware law, a transaction in which a director who has an interest is not void or voidable solely because such interested director is present at or participates in the meeting that authorizes the transaction if: (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the shareholders, or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, a director could be held liable for any transaction in which such director derived an improper personal benefit.

Our Articles contain a provision that prohibits a director from voting (or voting on behalf of another director) in respect of any transaction in which he or she is interested.

Our Articles also provide that, where the spouse of a director, a person with a kinship to a director within the second degree, or a company controlled by or controlling a director has a direct or indirect interest in any matter, such director will be deemed to have an interest in such matter.

Voting Requirements

The certificate of incorporation may include a provision requiring supermajority approval by the directors or shareholders for any corporate action.

In addition, under Delaware law, certain business combinations involving interested shareholders require approval by a supermajority of the non-interested shareholders.

For the protection of shareholders, certain matters must be approved by special resolution of the shareholders as a matter of Cayman Islands law, including alteration of the memorandum or articles of association, appointment of inspectors to examine company affairs, reduction of share capital (subject, in relevant circumstances, to court approval), change of name, authorization of a plan of merger or transfer by way of continuation to another jurisdiction or consolidation or voluntary winding up of the company.

The Companies Law requires that a special resolution be passed by a super majority of at least two-thirds or such higher percentage as set forth in the articles of association, of shareholders being entitled to vote and do vote in person or by proxy at a general meeting, or by unanimous written consent of shareholders entitled to vote at a general meeting. However, our Articles do not permit resolutions of shareholders to be passed in writing in lieu of a general meeting.

Voting for Directors

Under Delaware law, unless otherwise specified in the certificate of incorporation or bylaws of the corporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The Companies Law defines “special resolutions” only. A company’s articles of association can therefore tailor the definition of “ordinary resolutions” as a whole, or with respect to specific provisions. Our Articles provide that the election of directors shall be subject to applicable listing rules. At a general meeting of election of directors, the number of votes exercisable in respect of one share shall be the same as the number of directors to be elected, and the total number of votes per share may be consolidated for election of one candidate or may be split for election of two or more candidates. A candidate to whom the ballots cast represent a prevailing number of votes shall be deemed a director so elected.

Cumulative Voting	No cumulative voting for the election of directors unless so provided in the certificate of incorporation.

No cumulative voting for the election of directors unless so provided in the articles of association. Our Articles expressly provide for cumulative voting on the election of directors as described above.

Directors’ Powers Regarding Bylaws	The certificate of incorporation may grant the directors the power to adopt, amend or repeal bylaws.	The memorandum and articles of association may only be amended by a special resolution of the shareholders.
Nomination and Removal of Directors and Filling Vacancies on Board

Shareholders may generally nominate directors if they comply with advance notice provisions and other procedural requirements in company bylaws. Holders of a majority of the shares may remove a director with or without cause, except in certain cases involving a classified board or if the company uses cumulative voting. Unless otherwise provided for in the certificate of incorporation, directorship vacancies are filled by a majority of the directors elected or then in office.

Nomination and removal of directors and filling of board vacancies are governed by the terms of the articles of association. Our Articles provide that only shareholders may elect directors by cumulative voting and may remove directors by Supermajority Resolution.

Mergers and Similar Arrangements

Under Delaware law, with certain exceptions, a merger, consolidation, exchange or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as

The Companies Law provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging party that then ceases to exist.

determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction. Delaware law also provides that a parent corporation, by resolution of its board of directors, may merge with any subsidiary, of which it owns at least

Two or more Cayman Islands companies may merge or consolidate. Cayman Islands companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation.

90% of each class of capital stock without a vote by shareholders of such subsidiary. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Under the Companies Law, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s articles of association.

Shareholder approval is not required where a parent company registered in the Cayman Islands seeks to merge with one or more of its subsidiaries registered in the Cayman Islands and a copy of the plan of merger is given to every member of each subsidiary company to be merged unless that member agrees otherwise.

Secured creditors must consent to the merger although application can be made to the Grand Court of the Cayman Islands for such requirement to be waived if such secured creditor does not grant its consent to the merger. Where a foreign company wishes to merge with a Cayman company, consent or approval to the transfer of any security interest granted by the foreign company to the resulting Cayman entity in the transaction is required, unless otherwise released or waived by the secured party. If the merger plan is approved, it is then filed with the Cayman Islands Registrar of Companies along with a declaration by a director of each company. The Registrar of Companies will then issue a certificate of merger which shall be prima facie evidence of compliance with all requirements of the Companies Law in respect of the merger or consolidation.

The surviving or consolidated entity remains or becomes active while the other company or companies are automatically dissolved. Unless the shares of such shareholder are publicly listed or quoted, dissenting shareholders in a merger or consolidation of this type are entitled to payment of the fair value of their shares if such shareholder provides a written objection before the vote on such merger or consolidation. With respect to shares that are listed or quoted, a shareholder shall have similar rights only if it is required by the terms of the merger or consolidation to accept for such shares property other than (i) shares (or depositary receipts in respect thereof) in the surviving or consolidated company; (ii) listed or quoted shares (or depositary receipts in respect thereof) of another company; (iii) cash in lieu of any fractions of shares or depositary receipts described at (i) and (ii); or (iv) any combination of shares, depositary receipts or cash described in (i)—(iii).

Cayman companies may also be restructured or amalgamated under supervision of the Grand Court of the Cayman Islands by way of a court-sanctioned “scheme of arrangement.” A scheme of arrangement is one of several transactional mechanisms available in the Cayman Islands for achieving a restructuring. Others include share capital exchange, merger (as described above), asset acquisition or control, through contractual arrangements, of an operating business. A scheme of arrangement must not be beyond the powers of the company, as stated in the constitutional documents of the company and also requires the approval of a majority, in number, of each class of shareholders and creditors with whom the arrangement is to be made and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at the meeting summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the Court its view that the transaction ought not be approved, the Court can be expected to approve the scheme of arrangement if it is satisfied that:

•   the classes which are required to approve the scheme of arrangement have been properly constituted, so that the members of such classes are properly represented;

•   the meetings held by the company in relation to the approval of the scheme of arrangement by such classes have been convened and held in accordance with any directions given by the Court;

•   the scheme of arrangement has been properly explained to the shareholders or creditors so that they have been able to exercise an informed vote in respect of the scheme; the scheme of arrangement is one which an intelligent and honest man, who is a member of the relevant class and properly acting might approve.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith or collusion. If the arrangement and reconstruction are thus approved, any dissenting shareholders would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Our Articles provide that in the event the resolutions with respect to a merger are approved in accordance with the laws of the Cayman Islands, any shareholder who has notified us in writing of his objection to such proposal prior to such meeting and subsequently raised his objection at the meeting may request us to purchase all of his shares at the then prevailing fair price. In the event any part of the company’s business is spun off or involved in any merger, the shareholder, who has forfeited his right to vote on such matter and expressed his dissent therefor, in writing or verbally (with a record) before or during the general meeting, may request us to buy back all of his shares at the then prevailing fair price. In the event that we fail to reach such agreement with the shareholder within 60 days after the resolution date, the shareholder may, within 30 days after such 60-day period, file a petition to any competent court of ROC for a ruling on the appraisal price, and to the extent that the ruling is capable of enforcement and recognition in the relevant jurisdiction, such ruling by such ROC court shall be binding and conclusive as between us and requested shareholder solely with respect to the appraisal price. Our 8th AR M&A if approved and adopted by special resolution at our annual general meeting to be held on June 29, 2020, provides that in the event that we fail to reach such agreement with the shareholder within 60 days after the resolution date, we shall, within 30 days after such 60 -day period, file a petition to any competent court of Taiwan for a ruling on the appraisal price against all the dissenting shareholders as the opposing party, and to the extent that the ruling is capable of enforcement and recognition in the relevant jurisdiction, such ruling by such Taiwan court shall be binding and conclusive between us and requested shareholder solely with respect to the appraisal price.

Our Articles provide that, if we propose to effect any merger, transfer and assumption of our business or assets, share swap or spin-off, as a result of which we would cease to be a TPEx-listed company and the surviving company, transferee company, existing company or newly set-up company (depending on the circumstances) is not a company listed on TWSE or TPEx, such transaction must be approved by the shareholders representing two thirds of the issued and outstanding shares of us.

The mergers and acquisitions of the Company shall also be subject to the procedural requirements under the Applicable Listing Rules.

Our 8th AR M&A if approved and adopted by special resolution at our annual general meeting to be held on June 29, 2020, provides that, before any resolution of merger/consolidation and/or acquisition made by the board of directors, the audit committee shall review the fairness and reasonableness of the plan and transaction of the merger/consolidation and/or acquisition, and then to report the review results to the board of directors and the general meeting. When the audit committee reviews matters, it shall seek opinions from an independent expert on the justification of the share exchange ratio or distribution of cash or other assets. The review results of the audit committee and the opinions from the independent experts shall be delivered to each shareholder together with the notice of the general meeting. If we announced the same content as in aforesaid documents that shall be sent to shareholders on a website designated by the competent securities authority and those documents are prepared in our place and at the venue of the general meeting by us, those documents shall be deemed as having been sent to shareholders.

Shareholder Suits

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

The rights of shareholders under Cayman Islands law are not as extensive as those under Delaware law. Class actions are generally not available to shareholders under Cayman Islands laws; historically, there have not been any reported instances of such class actions having been successfully brought before the Cayman Islands courts. In principle, we will normally be the proper plaintiff and a derivative action may be brought by a minority shareholder in only limited circumstances. In this regard, the Cayman Islands courts would ordinarily be expected to follow English case law precedent, which would permit a shareholder to commence an action in the company’s name to remedy a wrong done to the company where the act complained of cannot be ratified by the shareholders and where control of the company by the wrongdoer results in the company not pursuing a remedy itself. The case law shows that derivative actions have been permitted in respect of acts that are beyond the company’s corporate power, illegal, where the individual rights of the plaintiff shareholder have been infringed or are about to be infringed and acts that are alleged to constitute a “fraud on the minority.” The winning party in such an action generally would be able to recover a portion of attorney’s fees incurred in connection with such action.

Our Articles provide that, subject to the laws of the Cayman Islands, any shareholder(s) holding one percent or more of the total number of our issued shares for a period of six months or a longer time shall have the right to submit a petition for and on behalf of us against our director(s), and Taipei District Court, ROC, may have jurisdiction over such petition.

Inspection of Corporate Records

Under Delaware law, shareholders of a Delaware corporation have the right during normal business hours to inspect for any proper purpose, and to obtain copies of list(s) of shareholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Shareholders of a Cayman Islands exempted company have no general right under Cayman Islands law to inspect or obtain copies of a list of shareholders or other corporate records (other than the register of mortgages or charges) of the company. However, these rights may be provided in the company’s articles of association.

Our Articles provide that, in the event that a general meeting is convened by the board of directors or any other person having a right to convene the general meeting, such convener(s) may request us or our shareholders’ service agent to provide the register of members.

Shareholder Proposals	Unless provided in the corporation’s certificate of incorporation or bylaws, Delaware law does not include a provision restricting the manner in which shareholders may bring business before a meeting.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in the company’s articles of association. Our Articles do provide for these rights.

Approval of Corporate Matters by Written Consent

Delaware law permits shareholders to take action by written consent signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

The Companies Law allows a special resolution to be passed in writing if signed by all the voting shareholders (if authorized by the articles of association).

Our Articles do not authorize such written consents.

Calling of Special Shareholders Meetings	Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of shareholders.

The Companies Law does not have provisions governing the proceedings of shareholders meetings which are usually provided in the articles of association.

Our Articles allow for shareholders’ meetings to be convened on the requisition (i) in writing of any shareholder or shareholders holding at least three percent of the issued share capital for one year or longer or; (ii) of one or more shareholders holding more than half of the paid up capital of the Company having the right of voting at general meetings for a period of at least three consecutive months at the date the book closure period commences, subject to certain procedural requirements.

Our Articles also provide that, in the event that our board of directors does not or cannot convene a general meeting, or an independent director member of audit committee otherwise finds it necessary for the interests of shareholders, the independent director may convene a general meeting.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A. (JPMorgan) as depositary bank, registers and delivers our American Depositary Shares, also referred to as ADSs. Each ADS will represent an ownership interest in a designated number of our ordinary shares which we will deposit with the depositary or the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs. The depositary’s office is located at 4 New York Plaza, Floor 12, New York, NY, 10004. A form of the deposit agreement is incorporated by reference as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2019.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any direct shareholder rights. Because the depositary or its nominee will be the shareholder of record for the ordinary shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all holders from time to time of ADRs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the ordinary shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. However, our obligations to the holders of ordinary shares will continue to be governed by the laws of Taiwan and the Cayman Islands, which may be different from the laws of the United States. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2019.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the ordinary shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will distribute to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a dividend or free distribution in ordinary shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such ordinary shares. Only whole ADSs will be issued. Any ordinary shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional ordinary shares. In the case of a distribution of rights to subscribe for additional ordinary shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

	(i)	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
(ii)

if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which are not incorporated into this exhibit and which the Depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

Subject to any restrictions on deposit provided for under the laws of the Cayman Islands or the ROC and the deposit agreement, the depositary will issue ADSs against the deposit of: (i) ordinary shares in registered form, validly issued and outstanding; (ii) rights to receive ordinary shares from us or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions, subject in each case to payment of the fees and expenses owing to the depositary in connection with such issuance.

Under current ROC law, no deposit of ordinary shares may be made under the deposit agreement, and no additional ADSs may be issued in respect thereof, without specific ROC regulatory approval, except in connection with: (a) stock dividends on, or free distributions of, ordinary shares; (b) the exercise by ADR holders of their pre-emptive rights in connection with capital increases for cash or (c) the purchase directly by any person or through the depositary or its agent of shares on the TPEx for delivery of ordinary shares to the custodian or the delivery of ordinary shares already held to the custodian for deposit; provided that the total number of ADSs outstanding hereunder does not exceed the number of issued ADSs previously approved by the ROC Financial Supervisory Commission (plus any ADSs created pursuant to (a) and (b) above). Under current ROC law, issuances under (c) above will be permitted only to the extent that previously issued ADSs have been cancelled and as permitted hereunder. At its discretion, the depositary may refuse to accept ordinary shares for deposit under (c) above unless it receives satisfactory evidence or notification from us to the effect that the ordinary shares may be lawfully deposited.

Ordinary shares deposited in the future with the custodian must be accompanied by certain documents, including proper endorsements or duly executed instruments of transfer in respect of such deposited shares, a delivery order directing the depositary to issue ADSs to, or upon the written order of, the person designated in such order, instruments assigning to the custodian, the depositary or the nominee of either of them any distribution on the ordinary shares so deposited or indemnity therefor, and proxies entitling the custodian to vote the deposited ordinary shares.

The custodian will hold all deposited ordinary shares for the account and to the order of the depositary for the benefit of holders of ADRs. ADR holders thus have no direct ownership interest in the ordinary shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited ordinary shares. The deposited ordinary shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of ordinary shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

Beginning on the fifth ROC business day following the date of initial issuance of the ADSs or such later date as the depositary may announce, subject to the approval of TPEx, any necessary ROC approvals and the provisions under the deposit agreement, ADR holders are entitled to withdraw and sell the underlying ordinary shares.

In accordance with the deposit agreement and subject to the requirements of the laws of the Cayman Islands and the ROC, an ADR holder may request the depositary to withdraw from the depositary receipt facility created by the deposit agreement the ordinary shares represented by such holder’s ADRs and transfer such ordinary shares to such holder or, upon the written order of any person designated in such ADR holder’s written order, or a Withdrawal Order, upon surrender of (a) a certificated ADR in a form satisfactory to the depositary or (b) proper instructions and documentation in the case of an ADR issued through the depositary’s direct registration system, as the case may be, in each case upon payment of any fees, expenses, taxes or governmental charges as provided in the deposit agreement, delivery to the depositary of any documentation, certifications or information which may be required in order to comply with the laws, rule or regulations of the Cayman Islands and the ROC, and subject to the terms of the deposit agreement, provided that we have delivered to the custodian the ordinary shares in physical certificate form or scripless form to be sold or so delivered.

Under current ROC law, an ADR holder who is a non-ROC person wishing to withdraw and hold deposited securities from the ADR facility is required to appoint an eligible agent in the ROC for filing tax returns and making tax payments, or a Tax Guarantor. Such Tax Guarantor will be required to meet the qualifications set by the Ministry of Finance of the ROC and will act as the guarantor of the withdrawing ADR holder’s tax payment obligations. In addition, subject to certain limited exceptions, under current ROC law, repatriation of profits by a non-ROC withdrawing ADR holder is subject to the submission of evidence by the withdrawing ADR holder of the appointment of a Tax Guarantor to, and approval thereof by, the tax authority and tax clearance certificates or evidentiary document issued by the Tax Guarantor. There can be no assurance that a withdrawing ADR holder will be able to appoint and obtain approval for such agent in a timely manner or at all.

Under current ROC law, an ADR holder who is not an ROC resident or ROC company wishing to present ADSs to the depositary for cancellation and withdrawal and holding of the deposited securities from the depositary receipt facility is required to register as a foreign investor with the TWSE, if the ADR holder has never registered as foreign investor with the TWSE previously, for making investments in the ROC securities market prior to withdrawing and holding the deposited securities from the depositary receipts facility.

Under current ROC law, such withdrawing ADR holder is required to appoint a local agent in the ROC to, among other things, open a securities trading account with prior approval granted by the TWSE with a local securities brokerage firm (with qualification set by the ROC FSC) and a bank account, pay ROC taxes, remit funds, exercise shareholder rights and perform such other functions as the ADR holder may designate upon such withdrawal. In addition, such withdrawing ADR holder is also required to appoint a custodian bank and open a custodian account to hold the securities and cash in safekeeping, make confirmations, settle trades and report all relevant information. Without making such appointment and the opening of such custodian account, the withdrawing ADR holder would be unable to hold or subsequently sell the deposited securities withdrawn from the ADR facility on the TPEx. The laws of the ROC applicable to the withdrawal of deposited securities may change from time to time. There can be no assurances that current law will remain in effect or that future changes of ROC law will not adversely affect the ability of ADR holders to withdraw deposited ordinary shares under the deposit agreement.

Currently, a party who is a PRC person may not withdraw and hold the underlying ordinary shares unless it is a qualified domestic institutional investor, or a QDII, in the PRC or has obtained the investment approval from the Investment Commission, Ministry of Economic Affairs, Executive Yuan of the ROC. However, it is unclear whether a QDII may freely withdraw and hold the underlying ordinary shares if the business of the issuer of the underlying ordinary shares is not within the list of industries open to PRC investment as promulgated by the ROC government. Further, there is no assurance that in the future, there will not be further restrictions or prohibitions imposed on PRC persons (including QDIIs) from investing in certain industries in the ROC, which might accordingly cause a party who is a PRC person to be unable to withdraw and hold the underlying ordinary shares. Under current ROC law, a PRC person means an individual holding a passport issued by the PRC, a resident of any area of China under the effective control or jurisdiction of the PRC (but not including a special administrative region of the PRC such as Hong Kong or Macau, if so excluded by applicable laws of the ROC), any legal person, group, or other institutions of the PRC and any corporation and other entity organized in countries outside of ROC or PRC that is directly or indirectly controlled by or directly or indirectly having more than 30% of its capital beneficially owned by any PRC person described above.

In connection with any surrender of an ADR for withdrawal and the delivery of the deposited securities represented by the ADSs evidenced thereby, the depositary may require proper endorsement in blank of such ADR (or duly executed instruments of transfer thereof in blank) and the Withdrawal Order directing the depositary to cause the deposited securities represented by the ADSs evidenced by such ADR to be withdrawn and delivered to, or upon the written order of, any person designated in such order.

In the case of an ADR holder requesting the delivery of the deposited securities represented by the ADSs evidenced by the holder’s ADRs so surrendered, subject to applicable ROC law and to the other provisions of the deposit agreement, at the request, risk and expense of the ADR holder, the depositary may deliver such deposited securities at such other place as may have been requested by the ADR holder. Delivery of deposited securities may be made by the delivery of certificates or by such other means as the depositary may deem practicable.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Form and ROC Share Issuance Procedure

No later than the second business day in Taiwan following the close of any offering, we will make a filing with the TPEx for listing of underlying ordinary shares. It is expected that the listing of the underlying ordinary shares will take place around the fifth business day in Taiwan following the application for listing of underlying ordinary shares. Immediately upon such listing, the number of ordinary shares will be credited into the depositary’s account with the custodian through the book-entry system maintained by the Taiwan Depository & Clearing Corporation, or the TDCC.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of deposited securities,
•	to give instructions for the exercise of voting rights,
•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the deposit agreement, or
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. Subject to the next sentence, as soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement in respect of such meeting or solicitation of consent or proxy. The depositary shall, if we request in writing in a timely manner (the depositary having no obligation to take any further action if our request shall not have been received by the depositary at least 30 days prior to the date of such vote or meeting) and at our expense and provided no legal prohibitions exist, distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct, or, subject to the next paragraph, will be deemed to instruct, the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder that provides voting instructions shall be deemed to confirm, represent and warrant that such holder has no interest in any contract or proposed contract or arrangement to be considered at the relevant meeting. In accordance with our memorandum and articles of association, a shareholder may not exercise its own vote or by proxy on behalf of another shareholder of the company in respect of any contract or proposed contract or arrangement if such shareholder may be interested therein. Accordingly, no ADR holder shall instruct the depositary to vote on its behalf on any matter to be considered at the relevant meeting in respect of which such holder is interested.

To the extent we have provided the depositary with at least 45 days’ notice of a proposed meeting, if voting instructions are not timely received by the depositary from any holder, such holder shall be deemed, and in the deposit agreement the depositary is instructed to deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the shares represented by their ADSs as desired, provided that no such instruction shall be deemed given and no discretionary proxy shall be given (a) if we inform the depositary in writing that (i) we do not wish such proxy to be given, (ii) substantial opposition exists with respect to any agenda item for which the proxy would be given or (iii) the agenda item in question, if approved, would materially or adversely affect the rights of holders of shares and (b) unless, with respect to such meeting, we have provided the depositary with an opinion of our counsel, in form and substance satisfactory to the depositary, to the effect that (a) the granting of such discretionary proxy does not subject the depositary to any reporting obligations in the Cayman Islands or the ROC, or by the ROC FSC or TPEx, (b) the granting of such proxy will not result in a violation of the laws, rules, regulations or permits of the Cayman Islands, the ROC, the ROC FSC or TPEx, (c) the voting arrangement and deemed instruction as contemplated herein will be given effect under the laws, rules, regulations and permits of the Cayman Islands, the ROC, the ROC FSC and TPEx and (d) the granting of such proxy will not under any circumstances result in the depositary being treated as the beneficial owner of ADSs under the laws, rules, regulations or permits of the Cayman Islands, the ROC, the ROC FSC and TPEx.

Holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian, or upon request made to the depositary (which request may be refused by the depositary at its discretion), the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our ordinary shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of ordinary shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADRs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distributions prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to $0.05 per ADS for any cash distribution made pursuant to the deposit agreement;
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an aggregate fee of $0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

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a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the ordinary shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

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a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were ordinary shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those

ADR holders entitled thereto;
•	stock transfer or other taxes and other governmental charges;
•	SWIFT, cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares, ADRs or deposited securities;
•	transfer or registration fees for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;
•	expenses of the depositary in connection with the sale of shares to pay ROC withholdings taxes on stock dividends pursuant to the deposit agreement (which are paid out of such foreign currency);
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in connection with the conversion of foreign currency into U.S. dollars, JPMorgan shall deduct out of such foreign currency the fees, expenses and other charges charged by it and/or its agent (which may be a division, branch or affiliate) so appointed in connection with such conversion; and

•	fees of any division, branch or affiliate of JPMorgan utilized to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

Certain of the depositary fees and charges described above may become payable immediately after the closing of the initial issuance of ADRs at or following the date of the deposit agreement. In connection therewith, it is anticipated that the $0.05 per ADS administrative servicing fee per calendar year described in the second bullet above will be charged to, and payable by, those ADS holders on a record date occurring during the period immediately after the initial issuance of ADRs following the date of the deposit agreement and prior to the listing approval from the TPEx with respect to such issuance.

As an ADR holder, you will also be responsible to pay any required charges to the Taiwan tax authority, which are subject to change. As of the date hereof, the charges may include:

Service	Fee
Issuance of ADSs upon a deposit of ordinary shares	0.3% of the aggregate price of ADS issued
Withdrawal of ordinary shares upon cancellation of ADSs	0.3% of the aggregate price of ADS canceled
Sale of ordinary shares on the Taiwan Exchange	3% of the aggregate price of ordinary shares sold

JPMorgan and/or its agent may act as principal for any conversion of foreign currency. For further details see https://www.adr.com.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary. The right of the depositary to receive payment of fees, charges and expenses as provided above shall survive the termination of the deposit agreement.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADSs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Payment of Taxes

If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the ADR holders to the depositary and by holding or having held an ADR the holder thereof and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of ADRs or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and shall distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

Notwithstanding the above, we will pay all stamp duties and other similar duties or taxes payable in the Cayman Islands, the ROC, the United States of America and any other jurisdiction, on or in connection with the constitution and issue of the ADSs and the execution or other event concerning the deposit agreement. If any legal proceedings are taken to enforce our obligations under the deposit agreement or the ADSs and for the purpose of such proceedings any of them are required to be taken into or enforced in any jurisdiction and stamp duties or other similar duties or taxes become payable in connection with such proceedings in such jurisdiction, the ADR holders will pay (or reimburse the person making a valid payment of) all such stamp duties and other similar duties and taxes, including any penalties and interest, unless otherwise ordered by a court of competent jurisdiction in such proceedings. The depositary may sell any deposited securities and cancel ADSs with respect thereof in order to pay any such stamp duties or other similar duties or taxes owed under the deposit agreement by ADR holders without the depositary being required to request payment thereof from the ADR holders.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained, and such obligations shall survive the transfer or surrender of ADSs or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of ordinary shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

(1)	amend the form of ADR;
(2)	distribute additional or amended ADRs;
(3)	distribute cash, securities or other property it has received in connection with such actions;
(4)	sell by public or private sale any securities or property received; or
(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933, as amended, or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary in the deposit agreement, the depositary may terminate the deposit agreement without notice to us, but subject to giving 30 days’ notice to the ADR holders, if: (i) we become bankrupt or insolvent, (ii) our ordinary shares are de-listed, (iii) we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. As soon as practicable after the termination date, the depositary will use its reasonable efforts to sell the deposited securities which remain and hold the net proceeds of such sales, together with any other cash then held by it under the deposit agreement (as long as it may lawfully do so), without liability for interest, in trust for the pro rata benefit of the ADR holders who have not yet surrendered their ADRs. After making such sale, the depositary shall have no obligations except to account for such net proceeds and other cash.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or withdrawal of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

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payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

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the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, payment of applicable taxes or governmental charges, information relating to the registration of the ordinary shares on the books maintained by us or on our behalf for the transfer and registration of ordinary shares, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdraw shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of ordinary shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADRs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective directors,

officers, employees, agents and affiliates, provided, however, that no disclaimer of liability under the Securities Act of 1933, as amended, is intended by any of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such other party will be liable to holders or beneficial owners of ADSs if:

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any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the ROC or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or any such other party’s direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or such other party (including, without limitation, voting);

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it exercises or fails to exercise discretion under the deposit agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct; or
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it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information.

We and the depositary and its agents may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties.

Neither we, the depositary nor our respective agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADRs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or other holders of an interest in any ADSs about the requirements of the laws, rules or regulations of any country or jurisdiction or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder or beneficial owner of ADRs to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by registered holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible, when acting in good faith, for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the deposit agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary.

Neither we, the depositary nor any of our respective directors, officers, employees, agents or affiliates, nor our company’s supervisors, shall be liable to registered holders or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of or relating to the ordinary shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADRs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities, ROC law, the rules and regulations of the TPEx or our memorandum and articles of association may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. Pursuant to Taiwan regulations, within ten days of the closing of an offering, we must make a filing with the FSC in order to: (i) file the prospectus, deposit agreement and potentially other related agreements with the FSC and (ii) disclose a list of the persons who purchased 10% or more of the ADSs sold in the offering, in addition to the quantities purchased by each such person and such person’s purchase price paid for such ADSs, which is the public offering price.

We may have certain disclosure obligations and reporting obligations under ROC laws and regulations if (a) the person to be registered as a shareholder is a “related party” of our company under regulations governing the preparation of its financial reports and the International Financial Reporting Standards and such person beneficially owns shares withdrawn under the deposit agreement; or (b) the person to be registered as a shareholder owns shares withdrawn under the deposit agreement and the shares withdrawn by this shareholder exceed 10% of the ordinary shares represented by the ADSs originally issued under the deposit agreement. Due to these obligations, the depositary may ask the withdrawing ADR holder to disclose the name of the beneficial owner of the ADSs delivered for cancellation and to provide proof of identity and genuineness of any signature and other information and documents before the withdrawing ADR holder may cancel its ADSs. The withdrawal of shares may be delayed until the depositary receives such information, the proof so requested and satisfactory evidence of the withdrawing ADR holder’s compliance with all laws and regulations. The information that a withdrawing ADR holder is required to provide may include the name and nationality of the beneficial owner, the number of ordinary shares or individual certificates of payment the beneficial owner is withdrawing or has withdrawn in the past and whether certain affiliations exist between the beneficial owner and our company.

Each ADR holder agrees to comply with requests from us pursuant to the laws, rules and regulations of the Cayman Islands and the ROC as well as the rules and regulations of any stock exchange on which the ordinary shares are, or will be, registered, traded or listed to provide information, inter alia, as to the capacity in which such ADR holder owns ADRs (and ordinary shares as the case may be) and regarding the identity of any other person interested in such ADRs and the nature of such interest.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such register at the depositary’s office at all reasonable times, but for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the deposit agreement, each registered holder of ADRs and each person holding an interest in ADSs or ADRs, upon acceptance of any ADSs or ADRs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs, and
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appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR or ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law, Submission to Jurisdiction and Arbitration

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the state and federal courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, subject to the terms described below, including the federal securities law carve-out set forth at the end of this sentence, (i) the depositary may refer any such suit, action or proceedings to arbitration in accordance with the provisions of the deposit agreement, and, upon such referral, any such suit, action or proceeding instituted by us shall be finally decided in such arbitration rather than in such court, (ii) the depositary may, in its sole discretion, elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement or the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, against any other party or parties to the deposit agreement (including, without limitation, against ADR holders and owners of interests in ADSs), by having the matter referred to and finally resolved by an arbitration conducted under the terms described below, and (iii) the depositary may in its sole discretion require that any dispute, suit, action, controversy, claim, or proceeding of the type described in clause (ii) above, brought against the depositary by any party or parties to the deposit agreement (including, without limitation, by ADR holders and owners of interests in ADSs), shall be referred to and finally settled by an arbitration conducted under the terms described below; provided however, that to the extent there are specific federal securities law violation aspects to any claims against us and/or the depositary brought by any ADR holder, the federal securities law violation aspects of such claims brought by an ADR holder against us and/or the depositary may, at the option of such holder, remain in state or federal court in New York, New York and all other aspects, claims, disputes, legal suits, actions and/or proceedings brought by such holder against us and/or the depositary, including those brought along with, or in addition to, federal securities law violation claims, would be referred to arbitration in accordance with the provisions of the deposit agreement. Any such arbitration shall be conducted in the English language in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

Notwithstanding the foregoing, any suit, action or proceeding based on the deposit agreement, the ADSs or the ADRs or the transactions contemplated thereby may be instituted by the depositary in any competent court in the Cayman Islands, the ROC, Singapore and/or the United States.

By holding an ADS or an interest therein, registered holders of ADRs and owners of interests in ADSs each irrevocably agree that (i) any legal suit, action or proceeding against or involving holders of ADRs or owners of interests in ADSs brought by us or the depositary, arising out of or based upon the Deposit Agreement, the ADSs, the ADRs or the transactions contemplated herein, may be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding and (ii) any legal suit, action or proceeding against or involving us or the depositary brought by holders of ADRs or owners of interests in ADSs, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.